UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Rockford Corporation

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ROCKFORD CORPORATION
600 South Rockford Drive
Tempe, Arizona 85281
To the Holders of
Rockford Corporation Common Stock

Re: 2005 Annual Shareholders Meeting
Dear Shareholder:
      You are cordially invited to attend Rockford’s 2005 Annual Shareholders Meeting. We will hold the meeting on Wednesday, May 11, 2005, at 600 South Rockford Drive, Tempe, Arizona, 85281. The meeting will begin promptly at 2:00 p.m., Pacific Daylight Time. We suggest you arrive at least 30 minutes early.
      The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required unless you hold your shares in street name. If you hold your shares in street name, please follow the directions given in the Proxy Statement.
      We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.
      Please vote, sign and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

/s/ W. Gary Suttle

W. Gary Suttle
President and Chief Executive Officer

NOTICE OF 2005 ANNUAL SHAREHOLDERS MEETING
April 8, 2005
To the Holders of
Rockford Corporation Common Stock
      We will hold our 2005 Annual Shareholders Meeting on Wednesday, May 11, 2005. We will meet at 2:00 p.m., Pacific Daylight Time, at 600 South Rockford Drive, Tempe, Arizona 85281. At the meeting we will:

•	Elect six directors;

•	Ratify the appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Company for 2005; and

•	Consider any other matters that properly come before the meeting.
      Shareholders may vote at the meeting if they owned our common stock of record at the opening of business, 8:00 a.m., Eastern Standard Time, on March 14, 2005. We will have at the meeting a list of the shareholders eligible to vote. We will also have the list at our principal executive office, 600 South Rockford Drive, Tempe, Arizona 85281, for ten days before the meeting. Any shareholder may examine the list for any purpose germane to the meeting.
      We have enclosed our 2004 Annual Report, including financial statements, and our Proxy Statement with this notice of our annual meeting.
      The Board of Directors is soliciting your proxy and requests that you please sign, date and mail the enclosed Proxy Card. We have provided a return envelope for that purpose, which requires no postage if mailed in the United States. We encourage you to vote.

/s/ Richard G. Vasek

Richard G. Vasek
Vice President of Finance,
Chief Financial Officer and Secretary
Please Vote — Your Vote is Important

Proxy Statement

General Information

Who May Vote	You may vote if our records show that you held shares of our common stock as of March 14, 2005. As at March 14, 2005, 9,233,024 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

Number of Votes	You have one vote for each share, except that you may cumulate votes in the election of directors. Because you may cumulate votes in the election of directors and we will elect six directors, you have six votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among up to six candidates.

Voting by Proxy	If you hold your shares in your own name, you may vote by signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on or about April 8, 2005.

If a broker, bank or other nominee holds your shares so that they are in “street name,” you will receive instructions from them. You must follow their instructions if you want to have your shares voted.

Other Matters	We are not aware of any matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

Voting in Person	You may vote your shares at the meeting if you attend in person.

Revoking Your Proxy	You may revoke your proxy if you:

• Send us another signed proxy with a later date and we receive it before the Proxies vote your shares at the meeting; or

• Send us a letter revoking your proxy and we receive it before the Proxies vote your shares at the meeting; or

• Attend the Annual Meeting and vote your shares in person.

How a Quorum is Determined	If you have returned a Proxy Card or attend the meeting in person, we will count your shares to determine whether there is a quorum even if you abstain from voting.

If a broker indicates on a proxy that the broker does not have discretionary authority to vote certain shares on a particular matter, we will not consider the shares present or entitled to vote on the matter.

Cost of this Solicitation	We will pay the cost of this proxy solicitation, including the charges of brokerage firms and others who forward material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

Georgeson Shareholders will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials and will oversee the return of Proxy Cards. We estimate the fee for these services will be $5,000.

Attending the Meeting if your shares are in “Street Name”	If your shares are held in street name you may attend the meeting, but you must vote through your broker or bank and cannot vote in person. If you are a beneficial owner of shares held by a broker or bank you will need proof of ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank, showing your ownership of our shares on the record date, as proof of ownership.
Required Vote To Approve The Proposal

Election of Six Directors	The six nominees for director who receive the most votes will be elected. Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share in our election of directors. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

Ratification of Independent Registered Public Accounting Firm	The shareholders will ratify our appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm if a majority of the shares voting approve the appointment.
Who To Call If You Have Questions

Investor Relations Manager	If you have questions about the meeting or voting please call Maureen McGarrigle, our Investor Relations Manager, at (480) 517-3042.
PROPOSAL ONE
ELECTION OF DIRECTORS
Proposal To Elect Six Directors

Directors to be Elected	The shareholders will elect the entire Board of Directors, a total of six directors, at the meeting.

Cumulative Voting Allowed	Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

Vote Required	The six nominees who receive the most votes will be elected.

Nominees of the Board	Our Board has nominated the following individuals to serve on our Board of Directors:

W. Gary Suttle	Jerry E. Goldress
Nicholas G. Bartol	Timothy C. Bartol
Ralph B. Godfrey	John P. Lloyd

Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See the section “Executive Officers and Board of Directors” for information about each of the nominees.

Each director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another director for the remainder of the term.

So far as we know, the listed nominees will be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any Board of Directors’ proposed substitute nominee.

Recommendation	Your directors recommend that you elect the six nominees.
PROPOSAL TWO
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal To Ratify the Appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm

Registered Public Accounting Firm Appointed	The Audit Committee, subject to ratification by the shareholders, has appointed Ernst & Young LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2005.

If the appointment is not ratified, or if Ernst & Young LLP chooses not to or is unable to serve, the Audit Committee will appoint another Independent Registered Public Accounting Firm.

Vote Required	If a majority of the shares voting ratify the appointment of Ernst & Young LLP, then the appointment will be ratified.

Recommendation	Your directors recommend that you vote FOR the ratification of the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm.
Executive Officers And Board Of Directors
      Our Executive Officers and Board of Directors are listed in the following table:

Name	Age	Position	Director Since

W. Gary Suttle(1)	64	President, Chief Executive Officer and Director	1992
Jerry E. Goldress(1)(2)(3)(4)	74	Chairman of the Board	1998
Nicholas G. Bartol	52	Director	1985
Timothy C. Bartol(1)(2)(3)(4)	49	Director	1997
Ralph B. Godfrey(2)(4)	65	Director	1999
John P. Lloyd(3)	53	Director	1988
David A. Boshes	50	Vice President of Operations and Engineering
William R. Jackson	44	Vice President of Sales and Marketing
Jacqueline M. Mott	61	Vice President of Human Resources and Facilities
Richard G. Vasek	40	Vice President of Finance, Chief Financial Officer and Secretary

(1)	Member of the Executive Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit and Finance Committee.

(4)	Member of the Governance and Nominating Committee.

W. Gary Suttle	Mr. Suttle has served as our President and Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement.

From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

David A. Boshes	Mr. Boshes has served as our Vice President of Operations and Engineering since 1996 and has served us in various positions since 1993, beginning as Production Engineering Manager. From 1976 until 1993, Mr. Boshes held various technical positions with Digital Equipment, ranging from Product Test Engineer to Plant Engineering Manager. Mr. Boshes holds a B.S. in Electrical Engineering from Northern Arizona University and an M.B.A. from Arizona State University.

William R. Jackson	Mr. Jackson has served as our Vice President of Sales and Marketing since February 2004. Prior to that, he served as Vice President of Mobile Audio since 2002 and previously served us since 1995 in various positions, including Managing Director of Lightning Audio and regional sales manager. Mr. Jackson has 21 years experience in the consumer electronics industry. Prior to joining Rockford, he managed a retail consumer electronics store for 13 years and operated a manufacturer’s sales representative firm for three years. Mr. Jackson holds a degree in Business Administration and Art from Coe College in Cedar Rapids, Iowa.

Jacqueline M. Mott	Ms. Mott has served as our Vice President of Human Resources and Facilities since April 2004. Prior to that she was Vice President of Human Resources since 2000 and, before that, was our Director of Human Resources since 1995. Before joining Rockford, Ms. Mott operated her own human resources and communication consulting practice. Her other experience includes serving as Vice President of Human Resources for a financial services corporation and management positions in the retail and publishing industries.

Richard G. Vasek	Mr. Vasek has served as our Vice President of Finance, Chief Financial Officer and Secretary since joining us in November 2004. Prior to joining us, Mr. Vasek spent 13 years at Royal Appliance Mfg. Co., a consumer products company, which sells and distributes products under the Dirt Devil® and Royal® brand names. There he held a variety of positions in finance, including most recently Executive Vice President of Finance, Chief Financial Officer and Secretary. Before joining Royal, he spent four years in public accounting with Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Vasek has a B.S. degree in Business Administration, with a major in Accounting, from Bowling Green State University and an Executive MBA from Case Western University, Weatherhead School of Management.

Jerry E. Goldress	Mr. Goldress has served as our Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. From 1981 until 2003, Mr. Goldress served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Alamo Group

(NYSE:ALG), a publicly held manufacturer of industrial mowing equipment, and of K2, Inc. (NYSE:KTO), a publicly held manufacturer of snow ski and sporting equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

Nicholas G. Bartol	Mr. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol has served as Chief Financial Officer of Galilee of the Nations, a music production company, since 2003. He was employed by EFW, a defense contractor, from 1985 until 1999. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy C. Bartol.

Timothy C. Bartol	Mr. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol has been the principal of Bartol Consulting, a marketing and information technology consulting firm, since 2003. Mr. Bartol was employed from 1994 until 2003 by Phillips Information Resources, serving in multiple positions including Director of Application Development and Chief Technology Officer. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./ M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

Ralph B. Godfrey	Mr. Godfrey has served as a director since 1999. Mr. Godfrey was employed by 3Com Corporation, a publicly held manufacturer of computer networking products, from 1990 until he retired in 2000. He held various positions at 3Com, including Senior Vice President of Americas Sales and Senior Vice President of E-Business. Mr. Godfrey also serves as a director of Extended Systems, Inc. (NASDAQ:XTND), a publicly held provider of mobile applications software and services. Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

John P. Lloyd	Mr. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

About The Board And Its Committees

Board Meetings	In 2004, our Board held a total of six meetings. Each Director attended all of our Board meetings. Each Director also attended all of the meetings of each committee of which he was a member.

Independent Directors	The Board’s principal role is to oversee the management of Rockford’s business with the best interests of the shareholders in mind. To best accomplish this role, the Board believes that the majority of directors should be “independent.” A director is considered independent only if the Board determines that the director does not have any direct or indirect material relationship with Rockford that may impair, or appear to impair, the director’s ability to make independent decisions. To make this determination, the Board applies the definition of “independent director” in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards, applicable laws and regulations, and its judgment about each director’s independence. The Board has determined that each of our directors other than Mr. Suttle is independent as of the date of this Proxy Statement. At each regularly scheduled quarterly board meeting, the independent directors ordinarily hold an executive session at which only the independent directors and our counsel are present.

Board Committees	Executive Committee: The Executive Committee meets periodically to advise upon and approve business matters that arise between Board meetings. The Executive Committee did not meet during 2004. The current members of the Executive Committee are Messrs. Goldress (Chair), T. Bartol and Suttle.

Governance and Nominating Committee: The Governance and Nominating Committee oversees all matters of corporate governance, including recommending officers and directors to the Board of Directors. The Board has adopted a written charter for the Governance and Nominating Committee. The Governance and Nominating Committee was combined with the Compensation Committee until 2003 but was separated at the Board’s January 2004 meeting. It did not meet during 2004. The current members of the Governance and Nominating Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

The Governance and Nominating Committee will consider nominees recommended by our shareholders. If you wish to make a recommendation please send it to our Investor Relations Manager, Maureen McGarrigle, at our executive offices. We must receive nominations no later than December 7, 2005, to consider nominees for election at our annual meeting in 2006.

Compensation Committee: The Compensation Committee reviews and approves the amounts and types of compensation paid to senior management, and administers our equity-based compensation plans. The Board has adopted a written charter for the Compensation Committee. The Compensation Committee was combined with the Governance and Nominating Committee during 2003, but was separated at the Board’s January 2004 meeting. It met five times until 2004. The current members of the Compensation Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

Audit and Finance Committee: The Audit and Finance Committee reviews our accounting controls and financial reporting processes. It is responsible for retaining our outside auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee met four times during 2004.

The current members of the Audit and Finance Committee are Messrs. Lloyd (Chair), Goldress and T. Bartol. Our board of directors has determined that Mr. Lloyd qualifies as an “audit committee financial expert” and is independent, as those terms are defined in the SEC’s rules. The members of our Audit and Finance Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards. We believe each of them satisfies the requirements for financial literacy established in Rule 4230 of the Nasdaq National Market’s listing standards, and we believe that Mr. Lloyd has the requisite financial expertise required by those standards.

Audit and Finance Committee Report and Actions

The following is the 2004 report of the Audit and Finance Committee.

We focus our audit functions on three areas:

• The adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

• The independence and performance of our independent auditors; and

• Our compliance with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of our internal controls and financial reporting. We discuss these matters with our independent auditors and with appropriate financial personnel on Rockford’s staff. We regularly meet privately with our Independent Registered Public Accounting Firm, who have unrestricted access to the Committee.

The Audit Committee is responsible for the appointment of Rockford’s Independent Registered Public Accounting Firm, for establishing their compensation and for approving any non-audit services they provide. We also review periodically the auditors’ performance and independence from Rockford and its management. In addition, we review Rockford’s financing plans and report recommendations to the full Board of Directors for approval and to authorize action.

The Board of Directors has adopted a written charter setting out the audit-related functions the Committee is to perform. You can find a copy of that charter attached to this Proxy Statement as Appendix A.

Management has primary responsibility for Rockford’s financial statements and the overall reporting process, including Rockford’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present Rockford’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S. and discuss with us any issues they believe should be raised with us.

During 2004 we reviewed Rockford’s audited financial statements and met with both management and Ernst & Young LLP, Rockford’s Independent Registered Public Accounting Firm, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures relate to that firm’s independence from Rockford. We also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in Rockford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Audit and Finance Committee: John P. Lloyd

Timothy C. Bartol
Jerry E. Goldress
Director Compensation

We compensate our non-executive Directors by paying them a retainer of $2,500 per quarter and $1,250 per Board meeting attended, $1,000 per Committee meeting attended and $2,000 per Audit Committee meeting attended. In addition to compensation, we reimburse Directors for their reasonable travel expenses incurred in attending Board and Committee meetings.

We have also customarily granted to our non-executive Directors options under our 1994, 1997 and 2002 Stock Option Plans.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are named above. We did not employ any member of the Compensation Committee during fiscal year 2004. None of our directors (nor any family member of any director) served during fiscal year 2004 as an executive officer of any entity whose Compensation Committee (or other comparable Committee, or the Board of Directors, as appropriate) included a Rockford executive officer. There are no “interlocks” as defined by the Securities and Exchange Commission.
Executive Compensation
      The following table summarizes the annual and long-term compensation we paid our Chief Executive Officer, each of our three other executive officers who were serving as executive officers at the end of 2004 and earned in excess of $100,000 in salary and bonus, and one Executive Officer who was not serving at the end of 2004 but would otherwise have been named (the “Named Executive Officers”) for 2002, 2003 and 2004.
Summary Compensation Table

				Long Term
		Annual		Compensation
		Compensation		Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Options	Compensation(2)

W. Gary Suttle	2004	$520,000	—	64,000	$10,600
President and	2003	500,000	—	42,000	115,800	(3)
Chief Executive Officer	2002	450,000	—	—	4,769,100	(4)
David A. Boshes	2004	$212,000	—	24,000	$9,569
Vice President of Operations	2003	200,000	—	8,500	5,973
	2002	180,260	—	—	322,926	(5)
William R. Jackson	2004	$204,385	—	65,500	$8,200
Vice President of Sales	2003	174,498	—	10,000	5,221
and Marketing	2002	171,308	—	—	5,139
Jacqueline M. Mott	2004	$169,600	—	35,000	$8,591
Vice President of	2003	160,000	—	10,000	4,778
Human Resources and Facilities	2002	144,000	—	—	4,320
James M. Thomson(6)	2004	$155,192	—	10,500	$273,200	(7)
Vice President of Finance and	2003	250,000	—	13,000	6,000
Chief Financial Officer	2002	200,327	—	—	9,622	(8)

(1)	Amounts listed are annual base salaries, except that Mr. Jackson’s compensation includes commissions of $83,269 for 2002, $74,498 for 2003 and $4,385 for 2004.

(2)	Except as specifically stated in notes (3) through (8) immediately below, the amounts shown as All Other Compensation represent Rockford contributions to our Employee 401(k) Deferred Compensation Plan.

(3)	For Mr. Suttle, the amount shown as All Other Compensation for 2003 represents:

•	Our contribution for Mr. Suttle of $6,000 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $109,800 to reimburse Mr. Suttle for “split dollar” life insurance premiums pursuant to his employment agreement and the taxes incurred as a result of reimbursement through compensation for the years 2002 and 2003.

(4)	For Mr. Suttle, the amount shown as All Other Compensation for 2002 represents:

•	Our contribution for Mr. Suttle of $5,100 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $4,764,000 resulting from Mr. Suttle’s exercise of 595,500 stock options granted to him by Monument Investors Limited Partnership, as described below under the heading “Related Party Transactions.” This compensation was paid by Monument Investors Limited Partnership and deemed paid by us under applicable laws.

(5)	For Mr. Boshes, the amount shown as All Other Compensation for 2002 represents:

•	Our contribution for Mr. Boshes of $5,408 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $317,518 from a disqualified incentive stock option sale.

(6)	Mr. Thomson resigned his position as an executive officer of Rockford in July 2004.

(7)	For Mr. Thomson, the amount shown as All Other Compensation for 2004 represents:

•	Our contribution for Mr. Thomson of $8,200 to our employee 401(k) deferred compensation plan;

•	Compensation of $265,000 for separation pay.

(8)	For Mr. Thomson, the amount shown as All Other Compensation for 2002 represents:

•	Our contribution for Mr. Thomson of $6,010 to our employee 401(k) deferred compensation plan; and

•	Compensation of $3,612 as a taxable fringe benefit paid for Mr. Thomson.
Stock Option Grants in 2004
      The following table shows the stock options we granted to our Chief Executive Officer and the Named Executive Officers during 2004. We have never granted any stock appreciation rights.

					Potential Realizable
					Value at Assumed
	Individual Grants				Annual Rates of Stock
					Price Appreciation for
		Percent of Total			Option Term(2)
	Number of Securities	Options Granted	Exercise
	Underlying Options	to Employees in	Price		5%	10%
Name	Granted (1)	Fiscal Year	($/Sh)	Expiration Date	$	$

W. Gary Suttle	39,000	8.5%	$6.61	1/23/2014	$419,912	$668,640
	25,000	5.4%	$2.15	11/29/2014	$87,553	$139,413
David A. Boshes	9,000	2.0%	$6.61	1/23/2014	$96,902	$154,301
	15,000	3.3%	$2.15	11/29/2014	$52,531	$83,648
William R. Jackson	10,500	2.3%	$6.61	1/23/2014	$113,053	$180,018
	50,000	10.9%	$2.15	11/29/2014	$175,106	$278,827
Jacqueline M. Mott	10,000	2.2%	$6.61	1/23/2014	$107,669	$171,446
	25,000	5.4%	$2.15	11/29/2014	$87,553	$139,413
James M. Thomson	10,500	2.3%	$6.61	1/23/2014	$113,053	$180,018

(1)	The options vest 25% immediately and on each anniversary of the grant date with full vesting occurring on the third anniversary date, assuming the executive officer remains employed by Rockford. The Options expire in ten years from the date of grant, subject to earlier termination upon certain events related to termination of employment. The Plans provide that in the event of a “change in control” the Compensation Committee may cause all outstanding stock rights to be immediately exercisable and may accelerate the termination date of all such options. A “change in control” generally means the occurrence of (i) the acquisition by a person of 20% or more of Rockford’s Common Shares, (ii) the first purchase of shares pursuant to an exchange or tender offer, or (iii) shareholder approval of a merger in which Rockford is not the surviving corporation or pursuant to which Rockford’s shares are converted into cash.

(2)	The dollar amounts set forth in these columns are the result of calculation at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of Rockford’s Common Stock price.
Aggregated Option Exercises in 2004 and Year End Option Value
      The following table contains information concerning the exercise of stock options during the year ended December 31, 2004 by the Named Executive Officers, including:

•	The shares that each of them purchased during 2004 by exercising their stock options; and

•	The number and value of unexercised options each of them held at December 31, 2004. Value is determined by subtracting the exercise price from the closing market value of $2.02 per share as of December 31, 2004. Only options in the money are included in the determination of value.

			Number of Securities		Value of Unexercised
	Shares Acquired		Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year End		Fiscal Year End
	Number	Value
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Gary Suttle	—	$—	258,764	48,750	$—	$—
David A. Boshes	8,600	$31,890	68,025	17,875	—	—
William R. Jackson	—	$—	65,650	44,950	—	—
Jacqueline M. Mott	—	$—	77,150	26,250	—	—
James M. Thomson	43,000	$27,575	85,000	8,500	—	—
Compensation Committee Report On Executive Compensation

Our compensation philosophy	We have historically established executive compensation to provide a base salary that will allow Rockford to hire and retain qualified management. We have also provided annual cash incentive bonuses designed to reward all employees including executives for their contributions to our performance. From time to time we have also granted stock options to executives and key employees that are designed to keep them focused on increasing shareholder value.

We believe that our executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that our executive compensation practices have allowed us to create an executive team that will be able to maintain and increase our business. From time to time we have reviewed employee compensation data provided by compensation consulting firms and have endeavored to maintain our salary levels at approximately the 75th percentile for comparable positions at competitive companies.

Because of our poor financial performance we have not paid bonuses to our executive officers during the last 3 years and have paid bonuses to other employees only in extraordinary circumstances. In order to retain and motivate our management team, we continue to establish policies that will allow us to pay bonuses when our financial performance improves. We do not expect to pay significant bonuses until our performance does improve.

Procedures	We determine the compensation of our President and set policies for and approve the compensation of our other officers. This is designed to ensure consistency in compensation of our officers. In reviewing the individual performance of our officers other than the President, we take into account the views of the President and, in 2004, established base salary for officers other than the President based largely on the President’s recommendations.

We review annually the compensation of all our executives and employees. Our goal is to assure that all of our executives and employees are properly motivated to serve the interests of our shareholders.

Base Salary	We set base salaries within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability. We take into account the position involved and the executive’s experience. In addition, we consider other factors, including each officer’s contribution to our business as a whole.

Bonus	We award cash bonuses to our employees on a discretionary basis. In determining bonus awards, we consider our financial and non-financial achievements, including revenue growth, profitability, expansion of our markets and new product introductions. Bonuses to lower-compensated employees tend to be a smaller portion of compensation, while bonuses to our most highly compensated employees (including our executive officers) tend to be larger and to vary more depending on Rockford’s performance.

We did not pay cash bonuses to our executive officers in 2002, 2003, or 2004 because our financial performance did not achieve our business and financial goals. This is in keeping with our objective to adjust bonus compensation for our executive officers on an annual basis based on financial and business results, the individual performance of the executive and the job market for key executives.

Options	Stock options are our primary long-term incentive compensation. We have awarded stock options to a broad range of our middle and upper level managers, including the President and other executive officers named in the Summary Compensation Table. The size of awards is based on position, responsibilities and individual performance.

In general, our expectation is that we will award option grants to our employees each year equal to between 1% and 2% of our outstanding equity.

We believe that our long-term incentives are generally consistent with the incentives at comparable companies.

Chief Executive Officer	At the beginning of 1999 we entered into an employment agreement with our President and Chief Executive Officer. In determining his compensation, we considered his demonstrated leadership, the excellent management team he developed since joining us in 1992, and Rockford’s performance during 1997 and 1998. As of January 1, 1999, we approved an increase in Mr. Suttle’s salary to $400,000 annually from the former base of $360,000 annually. We maintained the same salary for 2000. In 2001 we increased Mr. Suttle’s salary to $450,000 annually. We maintained it at the same level in 2002 and increased his salary to $500,000 annually in 2003. In 2004, we increased his salary to $520,000.

We believe Mr. Suttle’s interests are well aligned with the interests of our shareholders because of our basic compensation system and also because of the 795,500 shares he acquired in 2001 and 2002 from our largest shareholder, Monument Investors Limited Partnership, pursuant to options Monument awarded to him when he joined us in 1992. Mr. Suttle exercised and sold 200,000 of the shares available to him from Monument in 2001 pursuant to a registration statement on Form S-3. Subsequently, in March 2002, he exercised the balance of these options and sold 100,000 more of his shares. In 2003, Mr. Suttle sold 139,000 additional shares in connection with his personal tax and financial planning, leaving him with 368,100 shares that he continues to hold (not including stock options).

Compensation Committee: Timothy C. Bartol

Ralph B. Godfrey
Jerry E. Goldress
Related-Party Transactions
Grisanti, Galef & Goldress Consulting Agreement
      We initially retained Grisanti, Galef & Goldress, Inc., to provide Mr. Suttle’s consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress, Inc. through which Mr. Suttle was compensated. Under the consulting agreement, we retained Grisanti, Galef & Goldress, Inc., to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress, Inc., an option to purchase up to 215,000 shares of our common stock at an exercise price of $5.35 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.51 per share.
      We renewed our agreement with Grisanti, Galef & Goldress, Inc., effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 for each of 1997 and 1998. We also agreed in 1995 to extend the 215,000 share stock option so that it was scheduled to expire on August 1, 2002. We filed a registration statement on Form S-3 in November 2001 to permit Grisanti, Galef & Goldress, Inc., to sell up to 130,000 of the shares available under this option. Grisanti, Galef & Goldress exercised its option to purchase all 215,000 shares during 2002 and sold 130,000 of these shares pursuant to the registration statement on Form S-3.
      Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, Inc., in exchange for a grant to Mr. Goldress of options to purchase 21,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement.
      As compensation for Mr. Goldress’ services as a director, the Company paid director fees of $15,500, $40,500 and $30,429 for the years 2002, 2003 and 2004, respectively.
Suttle/Bartol Option Agreement
      Mr. Suttle held an option to purchase 795,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992 and fully vested on August 1, 1995 as consideration for his agreement to serve as director, Chief Executive Officer and President of Rockford for a period of not less than three years. On August 1, 1995, the agreement was amended to extend the term of the option from August 1, 1999 to August 1, 2002 and to increase the exercise price of the options during the extended period.

      Mr. Suttle exercised his option with respect to 200,000 of these shares in December 2001 and exercised the balance in March 2002. He immediately sold 200,000 shares in December 2001, and 100,000 shares in March 2002, in order to allow him to pay taxes arising from the exercise and pursuant to a registration statement on Form S-3. For tax purposes, the options are treated as non-qualified stock options.
      In 2003 Mr. Suttle sold 139,000 additional shares, as permitted by the effective registration statement and Rule 144, in order to permit him to pay additional taxes arising from the exercise and for personal financial planning purposes. Mr. Suttle did not sell any shares or exercise any options in 2004. He has indicated that he intends to retain the remaining shares for investment purposes.
Suttle Employment Agreement
      The principal terms of our agreement with Mr. Suttle are as follows:

•	initial five-year term ended January 1, 2004, and was extended for 2 years. Currently expires January 1, 2006;

•	initial base salary of $400,000 per year, subject to increases at the discretion of our Compensation Committee with 2004 base salary of $520,000;

•	bonus potential of up to 50% of salary, at the discretion of the Board of Directors and the Compensation Committee, based upon our performance. We did not pay bonuses based on performance during 2002, 2003, or 2004;

•	participation in our stock option plans, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;

•	payment by us of up to $36,000 per year in premiums on a “split dollar” life insurance policy for Mr. Suttle’s benefit. This arrangement was terminated in August 2002 when Congress passed the Sarbanes-Oxley Act and we subsequently paid Mr. Suttle bonuses in 2003 for the years 2002 and 2003 to compensate him for the benefits lost as a result; and

•	we may terminate the agreement at any time after the first year.
      If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle’s base salary for 18 months after the termination. Mr. Suttle may not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for 12 months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.

PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF OFFICERS AND DIRECTORS
      The following table lists the share ownership as of March 14, 2005, for our directors, each of our Named Executive Officers at the end of 2004, and for all of these persons as a group. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

			Percent of
Name And Address Of Beneficial Owner	Shares Beneficially Owned		Common Stock

W. Gary Suttle	626,864	(1)	6.6%
Jerry E. Goldress	136,340	(1)	1.5%
Nicholas G. Bartol	672,765	(1)(2)	7.3%
Timothy C. Bartol	2,875,278	(1)(3)	31.1%
Ralph B. Godfrey	98,250	(1)	1.1%
John P. Lloyd	88,692	(1)	1.0%
David A. Boshes	68,025	(1)	*
William R. Jackson	68,453	(1)	*
Jacqueline M. Mott	76,918	(1)	*
Richard G. Vasek	15,000	(1)	*
All Executive Officers and Directors as a Group (10 persons)	4,092,310	(4)	41.2%

*	Less Than 1%

(1)	Includes shares which can be acquired by the exercise of stock options on or prior to sixty days following March 14, 2005 as follows:

Mr. Suttle — 258,764; Mr. Goldress — 43,150; Mr. N. Bartol — 6,750; Mr. T. Bartol — 6,750; Mr. Godfrey — 88,250; Mr. Lloyd — 79,850; Mr. Boshes — 68,025; Mr. Jackson — 65,650; Ms. Mott — 75,150; Mr. Vasek — 15,000.

(2)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; and 4,095 shares held by Mr. Bartol’s wife.

(3)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; and 8,600 shares held by Mr. Bartol’s wife.

(4)	Includes 707,339 shares which can be acquired by the exercise of stock options on or prior to sixty days following March 14, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table lists each person or entity who, pursuant to SEC rules, had beneficial ownership of 5% or more of our common shares on March 14, 2005, based upon information furnished to us:

	Shares and Nature of		Percent of
Name and Address of Beneficial Owners	Beneficial Ownership		Total Shares

Timothy C. Bartol	2,875,278	(1)	31.1%
600 South Rockford Drive
Tempe, Arizona 85281
Monument Investors Limited Partnership	2,205,789	(2)	23.9%
600 South Rockford Drive
Tempe, Arizona 85281
Quaker Capital Management Corporation	1,407,600	(3)	15.2%
401 Wood Street
Pittsburgh, PA 15222
Fifth Third Asset Management	696,100	(4)	7.5%
600 Superior Avenue East 3rd Floor
Cleveland, OH 44114-2618
Nicholas G. Bartol	672,765	(5)	7.3%
600 South Rockford Drive
Tempe, Arizona 85281
W. Gary Suttle	626,864	(6)	6.8%
600 South Rockford Drive
Tempe, Arizona 85281
SKIRITAI Capital LLC	611,078	(7)	6.6%
601 Montgomery Street Suite 1112
San Francisco, CA 94111-2614
Boulder Investors Limited Partnership	602,493	(8)	6.5%
600 South Rockford Drive
Tempe, Arizona 85281
Franklin Advisers, Inc	575,000	(9)	6.2%
1 Franklin Parkway
San Mateo, CA 94403-1906
Dimensional Fund Advisors, Inc	541,736	(10)	5.9%
1299 Ocean Avenue 11th Floor
Santa Monica, CA 90401-1005

(1)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; 8,600 shares held by Mr. Bartol’s wife; and 6,750 shares underlying vested options granted under the Company’s stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol’s address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(2)	Monument Investors Limited Partnership is owned by Mr. T. Bartol (general partner) and Mr. N. Bartol, Ms. P. Carrio and Ms. A. Butterfield (limited partners) the four natural children of John and Caroline Bartol.

(3)	Includes 1,407,600 shares that investment advisory clients of Quaker Capital Management Corporation own and over which it has discretionary authority. Quaker Capital Management Corporation disclaims beneficial ownership of these shares.

(4)	Based on schedule 13(G) dated December 31, 2004 and filed with the Securities and Exchange Commission.

(5)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; 4,095 shares held by Mr. Bartol’s wife; and 6,750 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife.

(6)	Includes 258,764 shares underlying vested options granted under our stock option plans.

(7)	Based on schedule 13(G) dated January 14, 2004 and filed with the Securities and Exchange Commission.

(8)	Boulder Investors Limited Partnership is owned by Mr. T. Bartol and Mr. N. Bartol (general partners) and Ms. P. Carrio and Ms. A. Butterfield (limited partners), the four natural children of John and Caroline Bartol.

(9)	Based on schedule 13(G) dated December 31, 2004 and filed with the Securities and Exchange Commission.

(10)	Based on schedule 13(G) dated December 31, 2004 and filed with the Securities and Exchange Commission.
Section 16(A) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires

•	our executive officers;

•	our directors; and

•	persons who beneficially own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers. These reporting persons must furnish us with copies of all Forms 3, 4 and 5 that they file.
      Based solely upon our review of the copies of Forms 3, 4 and 5 and amendments to these forms, we believe that all reporting persons complied with all filing requirements on a timely basis during 2004.
Stock Price Performance Graph
      Set forth below is a line graph comparing the cumulative total return over the five year period for the years ending on December 31 2000, 2001, 2002, 2003, 2004, but beginning on the date of our initial public offering, April 20, 2000, for an investment of $100 in each of the following:

•	Shares of our common stock;

•	The Russell 2000 Index, a broad based equity index of smaller capitalization companies, with dividends reinvested. We believe this index is a better comparison for our stock than the S&P 500 or Nasdaq Stock Market indexes because it includes smaller companies more comparable in size to us than either of the larger indexes; and

•	A peer group we have selected that includes Harman International Industries, Inc.; Boston Acoustics, Inc.; Recoton Corp.; and Phoenix Gold International, Inc. The peer group index is weighted based on market capitalization as of the beginning of each measurement period and assumes the reinvestment of dividends. Because of Harman’s large capitalization and excellent performance in recent years, this peer group index is dominated by Harman’s performance and you should take this large weighting into account when using the chart. For each year we adjust the weightings at the end of the year.

•	Recoton Corp filed for bankruptcy during 2002 and was liquidated during 2003; accordingly, its shares have become essentially worthless and we have removed it from the index for 2004 and 2005. We have not determined whether to add other companies to the index or to otherwise revise the index in light of this change.

      The number values for the chart above are as follows:

	Stock Performance Values($)

	April 20,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2002	2003	2004

Rockford Corp	100	45	78	54	47	18

Russell 2000	100	101	104	83	122	144

Peer Index	100	121	151	180	442	757

Independent Registered Public Accounting Firm and Fees
      Ernst & Young LLP served as our Independent Registered Public Accounting Firm for fiscal year 2004. The Board of Directors and Audit Committee have also selected Ernst & Young LLP to serve as our Independent Registered Public Accounting Firm for fiscal year 2005. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.
      During 2004 we paid our Independent Registered Public Accounting Firm, Ernst & Young LLP, the following fees for services they provided to us:

Audit Fees	$605,000
Audit Related Fees	71,000
Tax Fees	223,000
Other Fees	—
Financial System Design and Implementation Fees	—

Total Fees	$899,000

      Audit related fees consist primarily of work related to an abandoned acquisition.
      The Audit and Finance Committee has reviewed the services Ernst & Young LLP provided to Rockford during 2004 and believes that the audit related fees and other fees which it has been paid did not impinge on the Registered Public Accounting Firm’s independence.

Our Next Annual Meeting and Proposals By Shareholders
      We expect our 2006 annual meeting will take place on or about May 10, 2006. As a shareholder you may seek to:

•	nominate directors; or

•	have proposals presented in our Proxy Statement and considered at our annual meeting.
Your nomination or proposal must comply with Arizona law and, for the 2006 annual meeting, we must receive it no later than December 7, 2005. You should direct any proposals and related questions to Ms. Maureen McGarrigle, our Investor Relations Manager, at (480) 517-3042.
Annual Report
      Our Annual Report with audited financial statements for the year ended December 31, 2004, accompanies and is incorporated by reference in this Notice and Proxy Statement. We expect to mail it to all shareholders of record on or about April 8, 2005. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our Common Stock on March 14, 2005.

By order of the Board of Directors.

/s/ Richard G. Vasek

Richard G. Vasek
Vice President, Chief Financial Officer
and Secretary

ROCKFORD CORPORATION
Audit and Finance Committee Charter

1.	Organization
      This charter governs the Audit and Finance Committee of Rockford’s Board of Directors. The committee will consist of at least three directors appointed by the Board in consultation with the Governance and Nominating Committee. Each committee member must be independent as defined in Rockford’s Corporate Governance Guidelines.
      None of the members will have any relationship that, in the Board’s opinion, would interfere with the member’s exercise of independent judgment. In addition, all committee members will be financially literate or will become financially literate within a reasonable period of time after appointment to the committee. At least one member of the committee will have accounting or related financial management expertise as required by applicable laws and regulations.

2.	Purpose
      The Audit and Finance Committee will help the Board fulfill its oversight responsibility to the shareholders, potential shareholders, the investment community, and others. It is responsible on behalf of the Board to review and supervise Rockford’s financial reporting process, systems of internal accounting and financial controls, preparation of financial statements, annual independent audit of financial statements, and the legal compliance and ethics programs. In so doing, the committee will maintain free and open communication between the committee, independent auditors and management.
      In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention. The committee will have full access to all Rockford’s books, records, facilities, and personnel and the power to retain outside counsel or other independent advisors and experts for this purpose.

3.	Responsibilities
      3.1     Audit and Accounting Duties. The Audit and Finance Committee is responsible for overseeing Rockford’s financial reporting process on behalf of the Board. It will report the results of its activities to the Board. Specifically, the committee’s responsibilities include:

•	Reviewing and assessing the adequacy of the committee’s charter annually. The charter will be disclosed in the proxy statement at least once every three years.

•	Recommending annually to the Board the selection, retention or termination of Rockford’s independent auditors. The committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the shareholders.

•	Taking steps to assure the independence of the independent auditors, including reviewing the independent auditor’s services and fees and requiring a formal written statement from the independent auditors regarding relationships between the independent auditors and Rockford.

•	Reviewing Rockford’s financial reporting and accounting policies and practices, and discussing the quality and appropriateness of such policies and practices with the independent auditors and management.

•	Reviewing annually with the independent auditors and Rockford’s financial management the scope and procedures of the audits of Rockford’s financial statements.

•	Reviewing the results of each annual audit with the independent auditors and management, and recommending to the Board inclusion of the financial statements in Rockford’s Annual Report on Form 10-K filed with the SEC.

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•	Reviewing with the independent auditors and management the results of the independent auditors’ review of the quarterly financial statements, including any significant accounting or disclosure issues, prior to filing Rockford’s Quarterly Reports on Form 10-Q with the SEC.

•	Reviewing Rockford’s internal audit procedures and the coordination of such procedures with the independent auditors.

•	Reviewing with management and the independent auditors the adequacy and effectiveness of Rockford’s internal accounting systems and financial controls including Rockford’s system to monitor and manage business risk, and legal and ethical compliance programs.

•	Reviewing Rockford’s policies and procedures to ensure their compliance with all applicable legal requirements and ethical standards and recommending to the Board any appropriate changes to these policies that the Committee deems appropriate.

•	Adopting other flexible policies and procedures, in order to best react to changing conditions and circumstances, and to assure the directors and shareholders that Rockford’s corporate accounting and reporting practices are in accordance with all requirements and are of the highest quality.
      3.2     Finance Responsibilities. The Audit and Finance Committee is also responsible for reviewing and approving on behalf of the Board Rockford’s actions, policies and strategies related to corporate finance, including the following:

•	Capital structure plans and strategies and specific equity or debt financings;

•	Capital expenditure plans and strategies and specific capital projects;

•	Strategic and financial investment plans and strategies and specific investments;

•	Proposed mergers, acquisitions, divestitures and strategic investments;

•	Insurance and risk management activities;

•	Cash management plans and strategies and all activities relating to cash accounts and cash investments portfolio, including the establishment and maintenance of bank, investment and brokerage accounts;

•	Financial structuring and risks, including issues such as debt structuring, investment management and foreign currency risk and exposure; and

•	Other transactions or financial issues that the Board or management desires the Audit and Finance Committee to review.

4.	Meetings and Reports
      The Audit and Finance Committee will hold regularly scheduled meetings at least four times per year. Additional meetings may occur if the committee or the Board deems them advisable. The committee will promptly report the results of the committee’s activities and meetings to the Board and will maintain written minutes of its meetings to be filed in Rockford’s official minute book.

5.	Reporting of Concerns to the Audit and Finance Committee
      Anyone (including Rockford’s employees) who has a concern about Rockford’s conduct, accounting, financial reporting, internal controls or auditing matters, may communicate that concern directly to the committee (through the committee chair) or to any independent director.
      Communications about such concerns may be confidential or anonymous. Anyone wishing to communicate such concerns may e-mail them, submit them in writing or report them by phone to any committee members or to any other independent director. The committee will promptly review any concerns and take action to correct any legitimate issues raised by such communications.
      Rockford’s policies prohibit any director or employee from retaliating or taking any adverse action against anyone for raising or helping to resolve any concern raised in this process.

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PROXY
ROCKFORD CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints W. Gary Suttle and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation to be held at 600 South Rockford Drive, Tempe, Arizona, 85281, on Wednesday, May 11, 2005, at 2:00 p.m., Pacific Daylight Time, and any adjournments thereof, and to vote the shares of Common Stock of Rockford standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1:                      To elect six directors to our Board to serve for the next year or until their successors are elected.

NOMINEES:	W. Gary Suttle	Timothy C. Bartol
	Jerry E. Goldress	Ralph B. Godfrey
	Nicholas G. Bartol	John P. Lloyd

VOTE for all nominees except those whose names are written on the line provided below (if any):

.

VOTE WITHHELD on all nominees.

PROPOSAL NO. 2:                      To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm.

VOTE for ratification of appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm.

VOTE WITHHELD on ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm.

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

     This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed, for the ratification of the appointment of Ernst & Young LLP, and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the Proxies.

DATED:

Signature

Signature

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